Exhibit 10.1

AGREEMENT TO EXTEND TERMS OF PREVIOUS AGREEMENTS

This Agreement to Extend Term of Previous Agreements (“the Extension”) is entered into between PUBLIC CONSULTING GROUP, INC., a Massachusetts corporation (“PCG”), and HEALTH MANAGEMENT SYSTEMS, INC, (“HMS”), a New York corporation.  Each of PCG and HMS are sometimes referred to herein individually as a “Party” and together as the “Parties.”

The Parties hereby agree to extend the terms of the Amended Master Teaming and Non-Compete Agreement, and the Supplementary RAC Contract Teaming and Confidentiality Agreement, both effective July 25, 2011, for a period of 45 days, up to and including November 14, 2012.

Dated:	September 27, 2012

HEALTH MANAGEMENT SYSTEMS, INC.

		By:	/s/ William C. Lucia

Name: William C. Lucia
Title: Chief Executive Officer

PUBLIC CONSULTING GROUP, INC.

		By:	/s/ Stephen Skinner

Name: Stephen Skinner
Title: Director of Public Consulting Group